                                                                      EXHIBIT 11
                            TREX MEDICAL CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

                                                     NINE MONTHS ENDED        SIX MONTHS ENDED
                                                 ------------------------- -----------------------
                                                 OCTOBER 1,  SEPTEMBER 30,  APRIL 1,    MARCH 30,
                            1993        1994        1994         1995         1995        1996
                         ----------- ----------- ----------- ------------- ----------- -----------
COMPUTATION OF PRIMARY
 EARNINGS PER SHARE:
Net Income (a).......... $   827,000 $ 1,194,000 $ 1,085,000  $ 3,483,000  $   966,000 $ 3,734,000
                         ----------- ----------- -----------  -----------  ----------- -----------
Shares:
 Weighted average shares
  outstanding...........  20,000,000  20,000,000  20,000,000   20,000,000   20,000,000  21,395,967
 Add: Shares issuable
    from assumed
    exercise of options
    (as determined by
    the application of
    the treasury stock
    method).............     151,414     151,414     151,414      151,414      151,414     151,414
                         ----------- ----------- -----------  -----------  ----------- -----------
 Weighted average
  shares, as adjusted
  (b)...................  20,151,414  20,151,414  20,151,414   20,151,414   20,151,414  21,547,381
                         ----------- ----------- -----------  -----------  ----------- -----------
Primary Earnings per
 Share
 (a) / (b).............. $       .04 $       .06 $       .05  $       .17  $       .05 $       .17
                         =========== =========== ===========  ===========  =========== ===========